Exhibit 99.1
Corn Products International Notifies Bunge Ltd. of Intent to Change Recommendation of Merger Agreement with Bunge
WESTCHESTER, Ill. — November 5, 2008 — Corn Products International, Inc. (NYSE: CPO) today announced that it notified Bunge Limited (NYSE: BG) on November 4, 2008 of its Board of Directors’ intent to withdraw its recommendation in favor of adoption of the previously announced merger agreement with Bunge and recommend against adoption of the merger agreement.
Pursuant to the merger agreement, which will remain in effect until terminated in accordance with its terms, the Board of Directors of Corn Products may withdraw or change its recommendation to adopt the merger agreement following at least five days notice to Bunge. In the event that Corn Products withdraws or changes its recommendation of the merger, Bunge will have the right to require that Corn Products hold a meeting of its stockholders to vote on the adoption of the merger agreement or to terminate the merger agreement and seek reimbursement from Corn Products for up to $10 million of Bunge’s expenses in connection with the merger.
Additional Information
This news release is not a substitute for the preliminary joint proxy statement/prospectus or any other documents that Corn Products and Bunge have filed or will file with the SEC in connection with the proposed merger. Investors and securityholders are urged to carefully read the preliminary joint proxy statement/prospectus and any other relevant documents filed or to be filed by Corn Products or Bunge, including the definitive joint proxy statement/prospectus when it becomes available, because they contain or will contain important information. The preliminary joint proxy statement/prospectus is, and other documents filed or to be filed by Corn Products and Bunge with the SEC are or will be, available free of charge at the SEC’s web site (www.sec.gov), from Corn Products by directing a request to Corn Products International, Inc., 5 Westbrook Corporate Center, Westchester, Illinois 60154, Attention: Investor Relations, by accessing Bunge’s website at www.bunge.com under the tab “About Bunge” and then under the heading “Investor Information,” and from Bunge by directing a request to Bunge Limited, 50 Main Street, White Plains, New York 10606, Attention: Investor Relations.
Corn Products, Bunge and their respective directors, executive officers and other employees may be deemed to be participants in a solicitation of proxies from the securityholders of Corn Products or Bunge in connection with the proposed merger. Information about Corn Products’ directors and executive officers is available in Corn Products’ proxy statement, dated April 4, 2008, for its 2008 annual meeting of stockholders and in Corn Products’ most recent filing on Form 10-K. Information about Bunge’s directors and executive officers is available in Bunge’s proxy statement, dated April 16, 2008, for its 2008 annual meeting of shareholders and in Bunge’s most recent filing on Form 10-K. Additional information about the interests of potential participants is included in the preliminary joint proxy statement/prospectus referred to above.